Exhibit 10.1

December 15, 2016

Via Electronic Delivery

Carol Gilbert

c/o American Public Education, Inc.

111 West Congress Street

Charles Town, West Virginia 25414

Dear Carol:

Thank you for your long and distinguished service to the Company and its institutions. This retirement letter agreement (this “Letter Agreement”) sets forth the terms and conditions of your retirement as the Executive Vice President, Programs and Marketing of American Public Education, Inc., a Delaware corporation (the “Company”) and of American Public University System, Inc., a West Virginia corporation and wholly owned subsidiary of the Company (“APUS”). This Letter Agreement amends and supplements the Executive Employment Agreement by and among you, APUS and the Company, dated as of August 1, 2014 (the “Employment Agreement”). Please acknowledge your agreement and acceptance of the terms of this Letter Agreement by countersigning and returning a copy of this letter to me.

Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In consideration of the mutual promises contained in this Letter Agreement, the Company and you agree, effective as of the date of this letter, as follows:

1.	Retirement from Service.

(a)	As of December 16, 2016, or such other date as you and the Company may mutually agree upon (provided that such date shall be no later than December 31, 2016) (the “Retirement Date”), you will resign from your positions as the Executive Vice President, Programs and Marketing of the Company and of APUS and any other positions you may have with the Company, APUS or their respective affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from such positions. The parties agree that your resignation will be treated as a termination of employment by you for Good Reason pursuant to Section 9(c) of the Employment Agreement, and that the Retirement Date shall constitute the Date of Termination for purposes of the Employment Agreement.

(b)	Effective as of the Retirement Date, your employment under the Employment Agreement will terminate and you will no longer be employed by the Company, APUS or any of their affiliates. From and after the Retirement Date, you agree to provide consulting services to the Company and APUS from time to time as reasonably requested by the Chief Executive Officer of the Company or President of APUS relating to marketing and enrollment management functions, strategic planning, accreditation, and organizational and realignment matters. In addition, you will serve as the APUS team lead for HLC Criterion 2 in preparation for the HLC assurance site visit scheduled for February 2018. You will provide up to thirty (30) hours per month of such consulting services for the term of this Letter Agreement, which shall begin on the Retirement Date and shall end on April 16, 2018 (the “Term”).

2.	Release. On or before the 60th day following the Retirement Date, you shall execute a release of claims substantially in the form attached to the Employment Agreement as Appendix A (the “Release”). No payments shall be made to you pursuant to this Letter Agreement and no benefits to which you are entitled pursuant to this Letter Agreement shall accrue or otherwise take effect unless and until you have executed the Release and all revocation periods applicable thereto have expired on or before the 60th day following the Retirement Date without the release being revoked.

3.	Termination Benefits.

(a)	You and the Company agree that, because your retirement is being treated as a termination by you for Good Reason pursuant to Section 9(c) of the Employment Agreement, you shall receive the benefits pursuant to Section 10(d) of the Employment Agreement in accordance with and subject to the terms of the Employment Agreement. You acknowledge and agree that because the Date of Termination will occur within 60 days prior to the end of a calendar year, certain of the payments you will receive pursuant to Section 10(d) of the Employment Agreement will not commence until 2017.

(b)	You and the Company agree that, in recognition of, and as consideration for, the consulting services you will provide to the Company during the Term and subject to your compliance with the terms of this Letter Agreement, including the continued performance of consulting services during the Term, and the terms of the Employment Agreement, including those referred to in Section 4 below, during the Term (i) all of your outstanding restricted stock units and restricted stock awards shall continue to vest and be settled in accordance with the respective vesting schedules and performance conditions applicable thereto, and (ii) you shall receive a fee of $5,000.00 per month.

(c)	You acknowledge and agree that you have no further right to receive any compensation, payments or benefits from the Company or its affiliates, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

4.	Restrictive Covenants. You acknowledge and agree that any and all restrictive covenants to which you are subject, including, but not limited to, those described in Section 7 (Confidential Information) and Section 8 (Non-Competition) of the Employment Agreement, will continue in full force and effect in accordance with the terms and conditions thereof, provided that the term of the restrictions set forth in Section 8 of the Employment agreement is hereby extended to and including April 16, 2018. You also acknowledge and agree that any and all terms and conditions of the Employment Agreement which expressly or by reasonable implication survive your separation from the Company to which you are subject will continue in full force and effect in accordance with the terms and conditions thereof.

5.	Taxes. The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

6.	Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the payments will be made, in a manner consistent with that intent. Your retirement as the Executive Vice President, Programs and Marketing of the Company and of APUS is intended to constitute a “separation from service” for purposes of Section 409A. In furtherance of the preceding sentence, you and the Company anticipate and agree that the level of consulting services that you shall perform during the Term shall not exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

7.	Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing prior to executing this Letter Agreement, (b) you have carefully read and fully understand all of the provisions of this Letter Agreement, and (c) you are entering into this Letter Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

8.	Governing Law. Letter Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

9.	Entire Agreement. This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Except as expressly amended by this Letter Agreement, the terms of the Employment Agreement remain in full force and effect.

10.	Amendments. This Letter Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

11.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.

[Signature page follows]

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Wallace E. Boston, Jr.

Name:	Wallace E. Boston, Jr.
Title:	Chief Executive Officer

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:	/s/ Karan Powell

Name:	Karan Powell
Title:	President

Accepted and Agreed to:
/s/ Carol Gilbert
Carol Gilbert

[Signature Page to Retirement Letter Agreement]